Issuer Free Writing Prospectus filed pursuant to Rule 433

Registration Statement No. 333-272728

Pricing Term Sheet

Dated June 5, 2025

DELTA AIR LINES, INC.

4.950% Notes Due 2028

5.250% Notes Due 2030

Issuer:	Delta Air Lines, Inc.	Delta Air Lines, Inc.

Principal Amount:	$1,000,000,000	$1,000,000,000

Maturity Date:	July 10, 2028	July 10, 2030

Coupon:	4.950%	5.250%

Public Offering Price:	99.986% of the principal amount	99.795% of the principal amount

Yield to Maturity:	4.953%	5.295%

Spread to Benchmark to Treasury:	105 basis points	130 basis points

Benchmark Treasury:	3.75% UST due May 15, 2028	4.00% UST due May 31, 2030

Benchmark Treasury Price and Yield:	99-18+ / 3.903%	100-00 3⁄4 / 3.995%

Interest Payment Dates:	January 10 and July 10, commencing January 10, 2026	January 10 and July 10, commencing January 10, 2026

Optional Redemption:	At any time prior to June 10, 2028 (one month prior to the maturity date), the 2028 Notes will be redeemable at the Issuer’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 Notes matured on June 10, 2028) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 20 basis points less (b) interest accrued to, but not including, the date of redemption and (2) 100% of the principal amount of the 2028 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon, if any, up to, but not including, the redemption date.	At any time prior to June 10, 2030 (one month prior to the maturity date), the 2030 Notes will be redeemable at the Issuer’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2030 Notes matured on June 10, 2030) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 20 basis points less (b) interest accrued to, but not including, the date of redemption and (2) 100% of the principal amount of the 2030 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon, if any, up to, but not including, the redemption date.

	At any time on or after June 10, 2028, the 2028 Notes will be redeemable, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2028 Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.	At any time on or after June 10, 2030, the 2030 Notes will be redeemable, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2030 Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

Settlement Date:	T+3; June 10, 2025	T+3; June 10, 2025

CUSIP:	247361 A24	247361 A32

ISIN:	US247361A246	US247361A329

Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB- / BBB-	Baa2 / BBB- / BBB-

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Barclays Capital Inc. J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC	Morgan Stanley & Co. LLC Barclays Capital Inc. J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Passive Book-Runners:

BofA Securities, Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

PNC Capital Markets LLC

Standard Chartered Bank

SMBC Nikko Securities America, Inc.

BofA Securities, Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

PNC Capital Markets LLC

Standard Chartered Bank

SMBC Nikko Securities America, Inc.

Co-Managers:	Credit Agricole Securities (USA) Inc. MUFG Securities Americas Inc. Natixis Securities Americas LLC Natwest Markets Securities Inc. Regions Securities LLC	Credit Agricole Securities (USA) Inc. MUFG Securities Americas Inc. Natixis Securities Americas LLC Natwest Markets Securities Inc. Regions Securities LLC

The information herein supplements the preliminary prospectus supplement and supersedes the information in the preliminary prospectus supplement to the extent inconsistent with the information in the preliminary prospectus supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the preliminary prospectus supplement.

It is expected that delivery of the 2028 Notes and the 2030 Notes (the “notes”) will be made against payment on the notes on or about June 10, 2025, which will be three business days (as such term is used for purposes of Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) following the date of pricing of the notes (this settlement cycle is referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or after such date but before settlement occurs may be required, by virtue of the fact that the notes will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisors.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The Issuer has filed a registration statement (including a base prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus and preliminary prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC at 1-800-718-1649 (institutional), Barclays Capital Inc. at 1-888-603-5847, J.P. Morgan Securities LLC collect at 1-212-834-4533, U.S. Bancorp Investments, Inc. at 1-877-558-2607, and Wells Fargo Securities, LLC toll free at 1-800-645-3751.